Exhibit 99.1

C. Thomas McMillen
1103 South Carolina Avenue, S.E.
Washington, D.C. 20003

February 26, 2014

VIA EMAIL (tstoffer@timiosinc.com) AND OVERNIGHT MAIL

Timios National Corporation
4174 Old Stockyard Road
Suite F

Marshall, Virginia 20115
Attn: Board of Directors

Timios, Inc.

5716 Corsa Avenue

Suite 102

Westlake Village, CA 91362
Attn: Trevor Stoffer

Re:             Resignation

Dear Members of the Board:

I refer you to my notice (the “Notice”), dated January 14, 2014, of conditions giving rise to my right to resign my employment as Chief Executive Officer of Timios National Corporation (the “Company”) with “good reason” pursuant to Section 4(e) of my employment agreement (the “Agreement”). Pursuant to that same Section 4(e), the Company had 30 days to cure those conditions from receipt of the Notice. The cure period has now expired and the Company has failed to cure any of the conditions detailed in the Notice.

I therefore resign from the Company and its subsidiaries in all capacities, including, without limitation as the Company’s Chief Executive Officer, President and any other position that I hold with the Company or any subsidiary thereof with “good reason.” This resignation is effective as of March 6, 2014. I am entitled to the severance and other payments provided for in Section 5(c) of the Agreement.

I also resign my position as a member of the Board of Directors of the Company and from any other board of directors of any subsidiary thereof on which I serve. This resignation is also effective as of March 6, 2014.

I must reiterate here that I have many disagreements with Director Stoffer and the Company’s majority stockholder concerning corporate governance practices and the future direction of the Company. I had previously communicated those disagreements to you.

Throughout my employment and Board service, I have continually acted in, and advocated for, what I believe is in the best interests of the Company and all of its stockholders.

Very truly yours,

/s/ C. Thomas McMillen
C. Thomas McMillen

cc:                                Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

The Chrysler Center

666 Third Avenue

New York, New York 10017

Attn: Avisheh Avini, Esq.

(via facsimile to (212) 983-3115)